EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Jack Good
Janet Belsky (978) 922-2100

Beverly National Bank Announces Executive Appointment

Beverly, MA, August 29, 2005—Don Fournier, President and CEO of Beverly National Bank announces the appointment of Michael O. Gilles as Executive Vice President and Chief Financial Officer.

Gilles joins Beverly National Bank with more than 27 years of community banking experience with an extensive background in all areas of the financial services industry as both a CFO within area banks, and as a consultant to several banks and financial services companies throughout New England. He will be responsible for the oversight of Beverly National Bank’s finance and accounting, operations and compliance, information technology and human resource areas of the Bank.

Gilles will also serve as Executive Vice President and Chief Financial Officer of Beverly National Corporation and will be responsible for implementing financial strategy and coordinating the investor relations activities of the Company.

“Beverly National Bank is pleased to officially welcome Mike Gilles, who has been working as a consultant for the bank on a transitional basis,” stated Don Fournier, Chief Executive Officer. “Mike has made several strategic contributions that have set us on a course toward achieving our organizational goals in both the short and long-term. We look forward to the ongoing analytical guidance and direction that Mike will provide to the bank’s financial stability and growth.”

Gilles, a Certified Management Accountant, received a Bachelor of Science in Accountancy from Bentley College and is a graduate of the Stonier Graduate School of Banking. He is a resident of Bolton, MA.

Beverly National Bank, a subsidiary of Beverly National Corporation, is headquartered in Beverly, Massachusetts, and operates full-service branch offices in downtown Beverly, Cummings Center–Beverly, North Beverly, Danvers, Hamilton, Manchester-by-the-Sea and Topsfield. The Bank offers a full array of consumer products and services including full electronic banking, financial planning, trust and investment services and business specialties. Incorporated in 1802, Beverly National Bank is the oldest community bank in the United States. The Bank’s deposits are insured by the FDIC in accordance with the Federal Deposit Insurance Act.

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